Exhibit 99.1

Corvus Pharmaceuticals Expands CPI-444 Clinical Collaboration with Genentech

CPI-444 in Combination with Atezolizumab Will Advance into Phase 1b/2 Study in Patients with Non-Small Cell Lung Cancer who are Resistant/Refractory to Prior Anti-PD(L)-1 Treatment as Part of MORPHEUS, Genentech’s Novel Cancer Immunotherapy Development Platform

BURLINGAME, Calif., May 02, 2017 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ:CRVS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology therapies, today announced that it has expanded its clinical collaboration with Genentech, a member of the Roche Group. Under the new agreement, CPI-444 administered in combination with  atezolizumab (Tecentriq®) will be evaluated in a Phase 1b/2 clinical study as second-line therapy in patients with non-small cell lung cancer (NSCLC) who are resistant/refractory to prior therapy with an anti-PD(L)-1 antibody. The study will be part of MORPHEUS, Genentech’s novel cancer immunotherapy platform established to develop immunotherapy combination therapies more rapidly and efficiently. It is anticipated that this randomized, controlled study will enroll up to 65 patients in the treatment arm.

CPI-444, Corvus’ lead product, is a selective and potent inhibitor of the adenosine A2A receptor. Atezolizumab, developed by Genentech, is a monoclonal antibody designed to target and bind to a protein called PD-L1 (programmed death ligand-1).

“NSCLC patients who are resistant or refractory to prior treatment with anti-PD(L)-1 antibodies have few treatment options and we are very pleased that Genentech will include CPI-444 in MORPHEUS for this difficult-to-treat patient population,” said Richard A. Miller, M.D., an oncologist and co-founder, president and chief executive officer of Corvus. “CPI-444 has demonstrated promising clinical activity and good tolerability, both as a single agent and in combination with atezolizumab, including in patients with PD-L1 negative tumors. In addition to the inclusion of CPI-444 in MORPHEUS, these encouraging results have also allowed us to expand the size of four cohorts, including for NSCLC patients, in our ongoing Phase 1/1b trial.”

Under the terms of the collaboration agreement, Genentech will manage study operations for the Phase 1b/2 trial, which is expected to begin enrolling patients in the second half of 2017. Financial terms were not disclosed and Corvus will retain global development and commercialization rights to CPI-444. The original clinical trial collaboration agreement between Corvus and Genentech, announced in October 2015, was for the multicenter Phase 1/1b trial, which is ongoing and continuing to examine the safety and clinical activity of CPI-444 as a single agent and in combination with atezolizumab in patients with multiple types of advanced solid tumors who previously failed standard therapies, including those resistant or refractory to prior treatment with anti-PD(L)-1 antibodies.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the development and commercialization of small molecule and antibody agents that target the immune system to treat patients with cancer. These agents block or modify crucial immune checkpoints and reprogram immune T-cells. Corvus’ lead product, CPI-444, is a checkpoint inhibitor that is designed to disable a tumor’s ability to subvert attack by the immune system by inhibiting adenosine in the tumor microenvironment. CPI-444 is a small molecule that is taken orally. CPI-444 is currently being evaluated in a multicenter Phase 1/1b clinical trial in patients with various solid tumors. This successive expansion cohort trial is examining the activity of CPI-444 both as a single agent and in combination with Genentech’s atezolizumab, an anti-PD-L1 antibody. Corvus is conducting the trial with Genentech, a member of the Roche Group, under a clinical trial collaboration the two companies entered into in October 2015. For more information, visit www.corvuspharma.com.

Tecentriq® (atezolizumab) is a registered trademark of Genentech.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of CPI-444, both as a single agent and in combination with, anti-PD-L1, or other therapies and the Company’s or Genentech’s ability to develop and advance product candidates into and successfully complete clinical trials.  All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 10, 2017, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate evidence of efficacy and safety for CPI-444 during its Phase 1/1b clinical trial or any clinical trial run by Genentech; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the results of early clinical trials may not be predictive of future results; the unpredictability of the regulatory process; and regulatory developments in the United States and foreign countries. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Jason Coloma
SVP, Chief Business Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4511
JColoma@corvuspharma.com

Media Contact:
Julie Normart
Pure Communications
+1-415-946-1087
jnormart@purecommunications.com